Exhibit 4.9

Exclusive Consultation and Service Agreement

This Exclusive Consultation and Service Agreement (the “Agreement”) is entered into between the following parties (the “Parties”) on April 21, 2021 in Beijing, the People’s Republic of China (hereinafter referred to as the “PRC” or “China”, and for the purpose of this Agreement, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan):

Party A: Beijing Co Wheels Technology Co., Ltd.

Address: Room 103, Building 1, No. 4 Yard, Hengxing Road, Gaoliying Town, Shunyi District, Beijing (Science and Technology Innovation Functional Zone)

Party B: Beijing CHJ Information Technology Co., Ltd.

Address: Room 101, Building 1, No. 4 Yard, Hengxing Road, Gaoliying Town, Shunyi District, Beijing (Science and Technology Innovation Functional Zone)

WHEREAS:

1.	The parties have entered into an Exclusive Consultation and Service Agreement (hereinafter referred to as the "Original Exclusive Consultation and Service Agreement") on January 15, 2021;

2.	Party A is a wholly foreign owned enterprise duly established and validly existing in PRC and has consultation and service resources;

3.

Party B is a limited liability company established and registered in PRC. All business activities that Party B operates and develops currently and at any time during the term of this Agreement are collectively referred to as “Principal Business”; and

4.

Party A agrees to provide Party B with consultation and other related services and Party B agrees to accept the consultation and services provided by Party A in accordance with the terms of this Agreement.

Therefore, the Parties have, through friendly consultation and based on the principles of equality and mutual benefits, reached the following agreement for compliance:

1.	Consultation and Services: Sole and Exclusive Right

1.1

During the term of this Agreement, Party A agrees to provide Party B with relevant consultation and services (details see Attachment 1) as Party B’s sole consultation and service provider in accordance with the conditions of this Agreement.

1.2

Party B agrees to accept the consultation and services provided by Party A during the term of this Agreement. In consideration of the value of the consultation and services provided by Party A and the good cooperating relationship between the Parties, Party B further agrees that it will not accept any consultation or services provided by any third party in respect of the business scope involved in this Agreement during the term of this Agreement, except with prior written consent of Party A.

1.3

In respect of any right, title, interest, intangible assets and intellectual property right (including but not limited to copyright, patent, software, know-how, commercial secrets and others), no matter developed by Party A on its own, or developed by Party B based on the intellectual property of Party A, or developed by Party A based on the intellectual property of Party B, Party A shall have sole, exclusive and full ownership, rights and interests, and Party B may not claim any aforesaid right, title, interest, intangible assets or intellectual property right against Party A. Unless expressly authorized by Party A, Party B does not have any interest in Party A's intellectual property rights that are used by Party A to provide services under this Agreement. In order to ensure Party A's rights under this Article, Party B shall sign all appropriate documents, take all appropriate actions, submit all applications and filings, provide all appropriate assistance, and take all other actions considered necessary at Party A's own discretion, to assign to Party A the ownership, rights and interests of any such intellectual property rights and intangible assets, and/or to improve protection of such intellectual property rights and intangible assets of Party A (including registration of intellectual property rights and intangible assets under the name of Party A).

However, if the development is carried out by Party A based on the intellectual property of Party B, Party B shall guarantee that there is no defect in such intellectual property right. Otherwise, Party B shall be responsible for damages caused to Party A. If Party A has undertaken the responsibility for compensating any third party as a result therefrom, and after making such compensation, Party A shall be entitled to claim indemnity against Party B for all of its losses.

1.4

In consideration of the good cooperating relationship between the Parties, Party B undertakes that it shall obtain Party A’s consent if it wishes to carry out any business cooperation with any other enterprise, and that Party A or its affiliated company shall have the priority right of cooperation under the same conditions.

2.	Calculation and Payment of Consultation and Service Fees (“Service Fee”)

2.1	The Parties agree that the Service Fee under this Agreement shall be determined and paid based on the method set out in Attachment 2.

2.2

If Party B fails to pay the Service Fee or other expenses in accordance with the provisions of this Agreement, Party B shall pay to Party A an additional liquidated damage of 0.05% per day for the delayed amount.

2.3

Party A shall be entitled to, at its own expense, appoint its employees or registered accountants of China or other countries (“Authorized Representatives of Party A”) to inspect the accounts of Party B in order to audit the calculation method and amount of the Service Fee. Therefore, Party B shall provide the Authorized Representatives of Party A such documents, accounts, records, data, etc. as requested by the Authorized Representatives of Party A so that the Authorized Representatives of Party A may audit the accounts of Party B and determine the amount of the Service Fee. In the absence of material error, the amount of the Service Fee shall be the amount as determined by the Authorized Representatives of Party A.

2.4	Unless otherwise agreed by the Parties, the Service Fee payable by Party B to Party A under this Agreement shall not be subject to any deduction or setoff (such as bank charges).

2.5

In addition to the payment of Service Fee by Party B, Party B shall at the same time pay to Party A actual costs arising out of the provision of the consultation and services under this Agreement, including but not limited to various travel expenses, transportation fees, printing expenses, postage, etc.

2.6	The Parties agree that all economic losses caused by the performance of this Agreement shall be borne by Party A and Party B jointly.

3.	Representations and Warranties

3.1	The Parties represent and warrant as follows:

3.1.1

Party A is a company duly registered and validly existing under the Chinese law; Party A will obtain all government permissions and licenses required to provide any services prior to providing such services under this Agreement (if applicable).

3.1.2

Party A’s performance of this Agreement shall be within its corporate power and business scope, it has obtained necessary corporate authorizations and obtained the consent and approval of third parties and the governmental departments, and there is no breach of any legal or contractual restrictions by which it is bound or affected; and

3.1.3	Upon signature, this Agreement will become a legal, valid, binding and enforceable legal document for Party A.

3.2	Party B hereby represents and warrants as follows:

3.2.1	Party B is a company duly registered and validly existing under the Chinese law, Party B has acquired and shall maintain all government permissions and licenses required for Principal Business;

3.2.2

Party B’s performance of this Agreement shall be within its corporate power and business scope, it has obtained necessary corporate authorizations and obtained the consent and approval of third parties and the governmental departments, and there is no breach of any legal or contractual restrictions by which it is bound or affected; and

3.2.3	Upon signature, this Agreement will become a legal, valid, binding and enforceable legal document for Party B.

4.	Confidentiality

4.1

The Parties agree that any oral or written material relating to this Agreement, the contents of this Agreement and the exchange of materials between the Parties for the preparation or performance of this Agreement shall be deemed to be confidential (“Confidential Information”). The Parties shall keep all such Confidential Information to be confidential. The Parties shall not disclose, give or transfer such Confidential Information to any third party (including the receiving Party being merged with, taken over or controlled directly or indirectly by, any third party) without the prior written consent of the Party providing the Confidential Information. Upon the termination of this Agreement, the Parties shall return any document, material or software containing Confidential Information to the original owner of the Confidential Information or the Party providing Confidential Information, or destroy the Confidential Information on its own with the consent of the original owner or providing Party (including the deletion of Confidential Information from any memory device) and shall not continue to use such Confidential Information. The Parties shall take necessary measures to disclose Confidential Information only to their shareholders, directors, staff, agents or professional advisors who need to know and shall procure that such shareholders, directors, staff, agents and professional advisors shall comply with the confidentiality obligations hereunder. The Parties, the shareholders, directors, staff, agents or professional advisors of the Parties shall sign specific confidentiality agreements for the compliance and implementation by the Parties.

4.2	The above restrictions shall not apply to:

4.2.1	materials that are generally available to the public at the time of disclosure;

4.2.2	materials that have become generally available to the public after the disclosure without the fault of Party A or Party B;

4.2.3	materials that Party A or Party B can prove to be in its possession before the disclosure and it is not obtained from the other Party directly or indirectly; and

4.2.4

Confidential Information which Party A or Party B is obliged to disclose to the governmental departments, stock exchange etc. based on the requirement of law or which Party A or Party B discloses to its direct legal counsel and financial advisors due to the need of its normal operations.

4.3	The Parties agree that this provision shall continue to be in force no matter if this Agreement is modified, rescinded or terminated.

5.	Compensation

5.1

If Party B violates any of the agreements under this Agreement in material respects, or does not perform, does not fully perform or delays the performance of any of the obligations under this Agreement, it constitutes Party B's breach of contract under this Agreement. Party A has the right to request Party B to make corrections or take remedial measures. If Party B fails to make corrections or take remedial measures within ten (10) days after Party A sends a written notice to Party B and submits the request for correction, Party A has the right at its discretion to (1) terminate this Agreement, and require Party B to compensate for all the losses; or (2) require the mandatory performance of Party B's obligations under this Agreement, and require Party B to compensate for all the losses. This Article does not prejudice other rights of Party A under this Agreement.

5.2	Unless otherwise stipulated by law, Party B shall not unilaterally terminate or revoke this Agreement in any circumstances.

5.3

In the case of breach on the part of Party B which causes the Party A to sustain any costs, liabilities or suffer any losses (including but not limited to loss of company profits), Party B shall compensate Party A with respect to the above costs, liabilities or losses (including but not limited to interest paid or lost due to the breach and attorney’s fee). The total amount of compensation payable by Party B to Party A shall be equal to the losses incurred as a result of the breach. The above compensation shall include benefits Party A should obtain for the performance of the contract provided that the compensation shall not exceed the reasonable expectation of Party B.

5.4

Any loss, damage, liability or expense incurred by Party A in connection with Party A’s lawsuit, claim or other request by third parties originated from or arising from Party A’s services provided to Party B under this Agreement shall be compensated by Party B to Party A, so as to prevent Party A from damage, unless the loss, damage, liability or expense is caused by Party A’s gross negligence or intentional misconduct.

6.	Effectiveness, Performance and Term

6.1	This Agreement is signed on the date first set forth above and shall become effective at the same time. This Agreement shall replace the Original Exclusive Consultation and Service Agreement.

6.2

Unless this Agreement is terminated early by Party A, the valid term of the Agreement shall be ten years, commencing from the date on which the Agreement becomes effective. If Party A requests before the expiration of the Agreement, the Parties shall extend the term of the Agreement based on Party A’s request and shall, in accordance with the request of Party A, sign a separate exclusive consultation and service agreement or continue to perform this Agreement.

7.	Termination

7.1

If Party B terminates this Agreement early without reason during the valid term of this Agreement, it shall compensate Party A for all losses sustained by Party A as a result thereof and shall pay related Service Fee for services that have already been completed.

7.2	The Parties may terminate this Agreement with mutual agreement.

7.3	The rights and obligations of the Parties under Article 1.3, Article 4, Article 5, Article 7.1, Article 8 and Article 14 shall survive the termination of this Agreement.

8.	Dispute Resolution

8.1

In case of any dispute arising between the Parties hereto with respect to the interpretation and performance of the terms hereunder, the Parties shall settle such dispute in good faith through consultations. In case no settlement can be reached through consultations, either Party may submit such dispute to China International Economic and Trade Arbitration Commission for

arbitration in accordance with its Arbitration Rules then in effect. The place of arbitration shall be Beijing and the language to be used in the arbitration shall be Chinese. The arbitration award shall be final and binding on the Parties. Where appropriate, the arbitration tribunal or arbitrator may, in accordance with the dispute resolution provisions and / or applicable PRC laws, award compensation, compulsory relief (including but not limited to for the purpose of business operation or compulsory transfer of assets) or propose the liquidation of Party B and its subsidiaries in respect of the equity, assets, property rights or land assets of Party B and its subsidiaries. In addition, during the arbitration or under appropriate circumstances, at the request of either Party, the court with jurisdiction (including the PRC courts) has the right to grant interim injunctive or other interim relief to support the arbitration. In addition to the PRC courts, the courts of Hong Kong, the Cayman Islands and the courts of the place where the major assets of Party B and / or its subsidiaries are located shall also be deemed to have jurisdiction for the above purposes. This provision shall survive the termination or rescission of this Agreement.

8.2	Except for the matters in dispute, the Parties shall continue to perform their respective obligations in accordance with the provisions hereof based on the principle of good faith.

9.	Force Majeure

9.1

Force Majeure Event shall mean any event which is beyond the reasonable control of a Party and which is unavoidable even with reasonable care of the affected Party, including but not limited to government act, force of nature, fire, explosion, storm, flood, earthquake, tide, lightning or war. However, deficiency of credit, fund or financing may not be deemed as an event beyond the reasonable control of a Party. The Party who is affected by the Force Majeure Event and seeks exemption from the obligation to perform under this Agreement shall notify the other Party of such exemption event as soon as possible and provide to the other party details of Force Majeure Event and relevant supporting documents within fifteen (15) days after the written notice is given, explaining the reasons for such failure to perform, incomplete performance or delay in performance.

9.2

When the performance of this Agreement is delayed or prevented due to any Force Majeure Event as defined above, the Party affected by the Force Majeure does not need to undertake any liability under this Agreement to the extent of the performance being delayed or prevented. The Party affected by Force Majeure shall take appropriate measures to mitigate or remove the effect of Force Majeure and endeavor to resume the performance of the obligations delayed or prevented as a result of Force Majeure. Upon removal of Force Majeure Event, the Parties shall make their best efforts to resume the performance under this Agreement.

10.	Notice

Any notice sent by the Parties hereto for the performance of the rights and obligations hereunder shall be made in writing and sent by personal delivery, registered post, pre-paid post, recognized courier service or facsimile to the following addresses of relevant Party or Parties.

Party A: Beijing Co Wheels Technology Co., Ltd.

Address: ****

Telephone: ****

Attention: ****

Party B: Beijing CHJ Information Technology Co., Ltd.

Address: ****

Telephone: ****

Attention:****

11.	Assignment

Party B may not transfer any of its rights or obligations under this Agreement to any third party without Party A’s prior written consent. Party A may transfer its rights and obligations under this Agreement to its affiliated enterprise without Party B’s consent but Party A shall notify Party B of such transfer.

12.	Severability

The Parties hereby acknowledge that this Agreement is a fair and reasonable agreement reached by the Parties on the basis of equality and mutual benefits. If any provision under this Agreement is invalid or unenforceable for being inconsistent with relevant law, such provision shall be invalid or unenforceable only within the scope governed by the relevant law and the legal validity of the other provisions of this Agreement shall not be affected.

13.	Amendment and Supplement

Any amendment and supplement to this Agreement by the Parties shall be made in writing. Any amendment and supplement to this Agreement duly signed by the Parties shall form part of this Agreement and shall have the same legal effect of this Agreement.

14.	Governing Law

The conclusion, effectiveness, performance and interpretation of this Agreement and the resolution of disputes shall be governed by and interpreted in accordance with the Chinese law.

IN WITNESS WHEREOF, the Parties have through their authorized representatives signed this Agreement on the date first set forth above for compliance.

15.	Language and Copy

This Agreement is written in Chinese in two originals.

[no text below]

[Signature page of Exclusive Consultation and Service Agreement]

Party A: Beijing Co Wheels Technology Co., Ltd. (seal)

Authorized Representative:	/s / Li Xiang
(Company seal: /s/ Beijing Co Wheels Technology Co., Ltd.)

[Signature page of Exclusive Consultation and Service Agreement]

Party B: Beijing CHJ Information Technology Co., Ltd. (seal)

Authorized Representative:	/s/ Li Xiang
(Company seal: /s/ Beijing CHJ Information Technology Co., Ltd.)

Attachment 1

List of Content of Consultation and Services

1.	provision of software development and research services.

2.	provision of pre-post and on the job training services.

3.	provision of technology development and technology transfer services.

4.	provision of public relations services.

5.	provision of market survey, research and consultation services (Except for market investigations in which foreign-owned enterprises are restricted by Chinese laws).

6.	provision of in progress mid and short term marketing development and marketing planning services.

7.	provision of technical consulting and technology transfer services.

8.	provision of services of sale of self produced products.

9.	provision of enterprise management consultation service.

10.	provision of other relevant services required by Party B from time to time as permitted by Chinese law.

Attachment 2:

Calculation of Service Fee and Payment Method

I.

Subject to Chinese law, after making up the annual losses of previous years (if needed), deducting necessary cost, expenditure and taxes of business operation, Party B should pay Party A corresponding to all amounts of pretax profits without counting the Service Fees hereunder as the Service Fees in accordance with agreement hereunder. Party A has the right to adjust the amount of such Service Fees in accordance with specific circumstances of technical consulting and services provided by Party A, business conditions of Party B, development requirement conditions of Party B.

II.	The amount of Service Fee shall be agreed by the Parties based on the following factors:
1.	Technical difficulty and degree of complexity of the consultation and services;
2.	Time spent by employees of Party A in connection with the consultation and services;
3.	Specific content of the consultation and services and their commercial value;
4.	Market reference price for same type of consultation and services.

III.

Party A shall summarize the Service Fee on a quarterly basis and shall send to Party B the invoice for the Service Fee for the previous quarter within 30 days of the commencement of any quarter and notify Party B. Party B shall pay such Service Fee to the bank account designated by Party A within 10 working days from the receipt of such notice. Party B shall send a copy of the remittance evidence to Party A by fax or post within 10 working days from the date of remittance.

IV.

If Party A is of the view that the mechanism for the determination of the service price as stipulated in this article is not suitable due to certain reason and needs to be adjusted, Party B shall actively and in good faith discuss with Party A within 10 working days of the receipt of the written request of Party A for the adjustment of fees so that the new charging criteria or mechanism can be determined. If Party B fails to respond within 10 working days of the receipt of the above adjustment notice, Party B shall be deemed to have acquiesced to the adjustment of such service fee.